Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 26, 2017 with respect to the consolidated financial statements of Mammoth Energy Services, Inc. included in the Current Report on Form 8-K filed on October 27, 2017, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

November 1, 2017